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                                                                    EXHIBIT 12.A

                               MANULIFE FINANCIAL
                      CODE OF BUSINESS CONDUCT AND ETHICS

                         As amended to February 10, 2005

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TABLE OF CONTENTS

Overview .....................................................................   4

I - Why Ethics Matter ........................................................   6
       Why ethics matter to you and the Company
       The purpose of this Code
       Application of the Code
       What if someone violates this Code?
       Where to go for help
       Where to go for help - reporting accounting
       and auditing complaints/concerns
       Quick ethics quiz

II - Living Manulife Financial's Values ......................................   9
       Professionalism
       Real value to our customers
       Integrity
       Demonstrated financial strength
       Employer of choice

III - Ethics in the Workplace ................................................  10
       Reward performance and ability
       Treat others with respect
       Keep your workplace safe
       Keep your workplace secure
       Behave professionally at all times

IV - Ethics in Your Business Relationships ...................................  11
       Treat others honestly and fairly
       Comply with local laws
       Take care in government and political dealings
       Share information responsibly with industry groups and others
       Refer media questions to communications departments
       Choose suppliers through fair competition

V - Conflicts of Interest ....................................................  14
       Deal at arm's length with suppliers
       Bribery and kickbacks are prohibited
       Be careful about gifts
       Be careful about personal benefits
       Follow Company policy about hiring family
       Invest in an ethical manner
       Working for competitors may jeopardize the Company
       Use caution regarding outside positions
       Protect corporate opportunities
       Protect the Company's name and assets

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TABLE OF CONTENTS

VI - Handling Information ....................................................  18
       Protect personal and confidential information
       Follow disclosure requirements
       Respect copyrighted materials
       Keep full and accurate records
       Use communications systems for business

VII - Ethics and the Law .....................................................  21
       Know and comply with the law
       Manage assets properly
       Identify and report fraud and theft
       Report any illegal or unethical behaviour

VIII - A Final Word ..........................................................  23
       Other policy documents

Code of Business Conduct and Ethics Certification and
Conflict or Interest Disclosure Statement ....................................  24

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OVERVIEW

            The Manulife Financial Code of Business Conduct and Ethics (the "Code") reaffirms the Company's commitment to ethical conduct and its practice of complying with all applicable laws and avoiding potential or actual conflicts of interest. We should all be thoroughly familiar with its provisions and conduct ourselves according to both the letter and the spirit of the Code. With a long tradition of uncompromising dedication to the highest standards of business conduct, Manulife enjoys a reputation of unquestioned integrity and honesty. That reputation is among our most valuable assets and we must protect it.

            The Code is organized into eight main sections:

      I. Why Ethics Matter

This section outlines the Code's purpose, its application and the way to handle specific questions and concerns under the Code including those relating to accounting and auditing matters.

      II. Living Manulife Financial's Values

This section spells out Manulife's corporate values. As these values guide every aspect of the Company's life, it is the obligation of every Manulife employee, officer, director, agent and representative to be familiar with, and vigilant about, the application of the Code to our day-today operations.

      III. Ethics in the Workplace

Principles of fairness, professionalism and safety in the workplace are articulated in this section.

      IV. Ethics in Your Business Relationships

The critical issues addressed in this section include fairness and honesty in our interactions with customers, compliance with applicable laws, and the special concerns that can arise when giving gifts to government officials. In addition, lobbying and campaign finance issues, certain antitrust concerns and the manner in which media inquiries should be handled are also discussed.

      V. Conflicts of Interest

One of the main issues dealt with in the Code is how to avoid conflicts of interest. This section addresses conflicts which may arise in a variety of situations, including the giving and receiving of gifts; participating in Company transactions that could potentially benefit an employee, officer, director, agent or representative; hiring family members; and outside employment. The section also addresses the treatment of inside information, the prohibition on insider trading, the protection of Company opportunities and the proper use of the Company name.

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      VI. Handling Information

This section discusses the need to avoid inappropriate disclosure of information received by the Company to ensure that the privacy of our applicants, policyholders, claimants, borrowers, employees, representatives and investors is protected. The section also addresses our duty to maintain accurate records and to comply with disclosure and intellectual property laws. Finally, there is a discussion on the use of Company communications systems, including email, telephone, and Internet access, as well as the prohibition on the unauthorized disclosure of Company information via Internet chat rooms, blogs (weblogs used to express personal opinions) and other electronic means.

      VII. Ethics and the Law

The need to know and comply with all applicable laws, rules and regulations, including the obligation to cooperate with internal and external investigations is discussed in this section. As well, the duty to report fraud, theft and other dishonest conduct is also stressed.

      VIII. Code of Business Conduct and Ethics Certification and Conflict of Interest Disclosure Statement

This section contains the certification form through which all employees, officers and directors must certify that they have read, reviewed and are in compliance with the terms of the Code.

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I - WHY ETHICS MATTER

At Manulife Financial we value our good name and strive to maintain high standards of integrity in everything we do.

WHY ETHICS MATTER TO YOU AND THE COMPANY

Operating in an ethical manner is essential to our success. Our customers, investors and other stakeholders rely on us to be honest and fair. We must behave ethically in the communities where we operate in order to maintain the confidence of all of our stakeholders and ultimately to keep their business. It is in our best interest to set high standards for ourselves at all times and to align ourselves with agents and representatives, suppliers and business associates who have similar high standards of business conduct.

THE PURPOSE OF THIS CODE

This Code provides standards for ethical behaviour when representing the Company and when dealing with employees, field representatives, customers, investors, external suppliers, competitors, government authorities and the public.

APPLICATION OF THE CODE

Manulife Financial's Code of Business Conduct and Ethics applies to directors, officers and employees of Manulife Financial Corporation ("MFC"), its subsidiaries and controlled affiliates. Sales representatives and third party business associates are also expected to abide by all applicable provisions of the Code and adhere to the principles and values set out in the Code when representing Manulife to the public or performing services for or on behalf of Manulife. For purposes of this Code, "Manulife Financial," "Manulife" or the "Company" means MFC and its subsidiaries and controlled affiliates, including the John Hancock group of companies. This Code is available on the Company's web site and on MFCentral, and is also available in print upon request.

Any waiver of the Code will be granted only in very exceptional circumstances. Any waiver for executive officers and directors of MFC will be granted only upon approval by the MFC Board of Directors or Board Committee and will be disclosed promptly as required by law or stock exchange regulation. Any waiver for officers, employees, representatives or other associates of Manulife Financial will be granted only upon appropriate management or senior management level approval.

At the end of each section is a list of related Company policies you should refer to for more information. These Company policies should be consulted to determine their applicability to any given division, subsidiary or affiliate. There is also a list of these policies in section VIII of this Code, in addition to a copy of the Company's Code of Business Conduct and Ethics Certification and Conflict of Interest Disclosure Statement.

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WHAT IF SOMEONE VIOLATES THIS CODE?

All our activities must be able to withstand close scrutiny. To protect Manulife Financial's good name, the Company may discipline and/or terminate its relationship or affiliation with any director, officer, employee, representative, associate or supplier who breaches this Code or any related Company policy. If violating the Code also violates the law, you will be subject to prosecution.

WHERE TO GO FOR HELP

It is critical that all of us who represent Manulife Financial, its subsidiaries and controlled affiliates use good judgment and common sense. It is the best way to ensure that our Company continues to meet high standards of business conduct. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach questions and concerns. Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

Speak to your manager, a member of the Human Resources Department or Law Department or your divisional compliance officer if you have:

      -     Doubts about a particular situation;

      -     Questions or concerns about a business practice; or

      -     Questions about potential conflicts of interest

You may report suspected or potential illegal or unethical behaviour without fear of retaliation. The Company does not permit retaliation of any kind for good faith reports of illegal or unethical behaviour.

Concerns about potential or suspected illegal or unethical behaviour should be referred to a member of the Human Resources or Law Department. The appropriate contact persons are identified on MFCentral.

In Canada and the U.S., unethical, unprofessional, illegal, fraudulent or other questionable behaviour may also be reported by calling a confidential toll free Ethics Line at 800-333-9229.

If you feel that your questions or concerns have not been appropriately addressed, you should direct your complaint to the Global Chief of Compliance or the General Counsel, whose contact information is on MFCentral.

Members of MFC's Board of Directors should direct any questions or concerns about this Code, its scope or applicability, to the General Counsel. In addition, to maintain the independence of MFC's Board of Directors, the Board of Directors and its Committees may retain outside advisors as they deem necessary. Individual directors may also retain outside advisors, at the Company's expense, to provide advice on any matter before the Board or a Board Committee with the prior approval of the Corporate Governance & Nominating Committee.

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WHERE TO GO FOR HELP - REPORTING ACCOUNTING AND AUDITING COMPLAINTS/CONCERNS

Concerns Submitted By Directors, Officers, Employees, Representatives And Other
Associates:

Directors, officers, employees, representatives and other associates who have accounting and auditing concerns that they believe have not been properly addressed, should forward these concerns to MFC's Corporate Secretary in a sealed envelope addressed to the Chair of the Audit Committee care of the Corporate Secretary through interoffice mail or at the Company's head office. These concerns may be forwarded on an anonymous basis. The envelope should be marked "Confidential Internal Manulife Concern." The Corporate Secretary will then forward the sealed envelope to the Audit Committee Chair. In addition, accounting and auditing concerns may be reported to MFC's Corporate Secretary on a named basis by emailing the Corporate Secretary. As with the paper submissions, the Corporate Secretary will refer all such reports to the Chair of the Audit Committee.

In Canada and the U.S., accounting and auditing concerns may also be reported by calling the confidential toll free Ethics Line at 800-333-9229. Concerns related to auditing and accounting matters will be forwarded to MFC's Audit Committee by the Corporate Secretary.

Complaints Submitted By the Public:

All complaints or submissions by the public regarding accounting, accounting controls and auditing matters should be sent to MFC's Corporate Secretary at the Company's head office. The Corporate Secretary will then forward the complaint or submission to the Chair of the Audit Committee.

Following a review of the complaint or concern, the Audit Committee Chair, where appropriate, will take steps to have the matter investigated and, if warranted, will request that the Board and management implement corrective measures.

The Company will periodically review these procedures and may amend them as appropriate.

QUICK ETHICS QUIZ

While a code of conduct can provide the general rules, it cannot cover every situation. Ethics sometimes comes down to a personal decision. To help you make the right choice, ask yourself the following questions:

      -     Is this legal? Is it fair?

      -     Would I want other people to know I did it?

      -     How would I feel if I read about it in the newspaper?

      -     How will I feel about myself if I do it?

      - What would I tell my child or a close friend to do in a similar situation?

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II - LIVING MANULIFE FINANCIAL'S VALUES

At Manulife Financial, our values guide everything we do, whether it's strategic planning, day-to-day decision making or the way we treat customers and others with a stake in the Company. These values are embodied in P.R.I.D.E.:

PROFESSIONALISM

We will be recognized as having the highest professional standards. Our employees and representatives will possess superior knowledge and skills for the benefit of our customers, investors and other stakeholders. Our professionalism will show in every aspect of our business conduct, including behaviour, language, appearance and attire.

REAL VALUE TO OUR CUSTOMERS

We are here to satisfy our customers. By providing the highest quality products, services, advice and sustainable value, we will ensure our customers receive excellent solutions to meet their individual needs.

INTEGRITY

All of our dealings are characterized by the highest levels of honesty and fairness. We develop trust by maintaining the highest ethical practices.

DEMONSTRATED FINANCIAL STRENGTH

Our customers, investors and other stakeholders depend on us to be here in the future to meet our financial promises. We earn this faith by maintaining uncompromised claims paying ability, a healthy earnings stream, and superior investment performance results, consistent with a prudent investment management philosophy.

EMPLOYER OF CHOICE

Our employees will determine our future success. In order to attract and retain the best and brightest employees, we will invest in the development of our human resources and reward superior performance.

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III - ETHICS IN THE WORKPLACE

We cannot have a positive and productive workplace unless we treat each other with respect and trust. Each of us has to help create and maintain a healthy, secure environment that values employee contributions and encourages learning.

REWARD PERFORMANCE AND ABILITY

At Manulife Financial, we value diversity and treat all individuals with dignity. We hire and promote employees on the basis of ability and reward them on the basis of performance. We respect individual rights to privacy and comply with employment laws at all times.

TREAT OTHERS WITH RESPECT

We must give co-workers the same respect and service we give customers. When we communicate with each other within the organization, we need to be open and honest. It's one way to ensure quality in everything we do. The Company will not tolerate discrimination or harassment in the workplace. Furthermore, abusive, threatening and violent behaviour are strictly prohibited.

KEEP YOUR WORKPLACE SAFE

Manulife Financial must provide a safe and healthy work environment for all employees. Protection of employees from injury or occupational illness is a significant ongoing commitment on the part of the Company. This commitment to health and safety involves co-operation and support of every manager and employee of the Company. You have a responsibility to help ensure the Company is complying with health, safety and environmental laws and regulations by reporting accidents, potential hazards and other concerns immediately to your manager or the facilities management in your area.

KEEP YOUR WORKPLACE SECURE

It is critical that we protect both individual and Company property and assets. While Manulife Financial takes security measures, we must all be part of the process. If you know of any situation or incident that could lead to the loss, misuse or theft of Company or individual property, report it immediately to a manager or security personnel.

BEHAVE PROFESSIONALLY AT ALL TIMES

It is important to behave responsibly when representing Manulife Financial or attending Company events. You must represent the Company in a positive manner when dealing with clients and potential clients, and in all business activities. It is expected that those who choose to drink alcohol at Company or employee-sponsored events will do so in moderation.

FOR MORE GUIDANCE

See the following related policies:

      -     Accommodation Policy

      -     Diversity and Harassment Policies

      -     Alcohol Consumption Policy

      -     Occupational Health and Safety Policy

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IV - ETHICS IN YOUR BUSINESS RELATIONSHIPS

Our business depends on sound relationships with customers, the community, other organizations and our stakeholders. We maintain these relationships by taking extra care when giving or receiving gifts, when producing materials for customers and others and when sharing information with outside individuals and organizations.

TREAT OTHERS HONESTLY AND FAIRLY

We must treat customers with high standards of honesty, fairness and courtesy. Customers must be able to voice their concerns easily and we must deal with complaints and disputes fairly and quickly.

We seek to outperform our competitors fairly and honestly. We seek competitive advantage through superior performance, never through unethical or illegal business practices.

The materials we provide to customers, investors and other stakeholders must meet high standards of professionalism. Advertising and sales materials must be factual, easy to understand and based on the principles of fair dealing and good faith. All promotional efforts, illustrations of products and marketing concepts must be factual.

All directors, officers, employees, representatives and other associates of the Company must be careful not to mislead customers, investors or other stakeholders about the financial status, products or services of the Company or its competitors. We must never make statements about competitors that are untrue. We must never make promises the Company cannot keep. No director, officer, employee, representative or other associate of the Company should take unfair advantage of anyone, including customers, investors, other stakeholders, suppliers or competitors. Taking unfair advantage includes manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Also, no officer or employee may condition the sale of one product or service on the purchase or sale of a separate product or service or otherwise force the buyer into accepting the purchase of both products or services. These so-called "tie-in" sales are illegal in many jurisdictions and are best avoided by offering distinct products separately and marketing each on its own merits.

COMPLY WITH LOCAL LAWS

To be professional, we must follow our corporate standards of ethical business conduct while appreciating the cultures and business customs of the countries and communities in which we operate. We must ensure compliance with applicable laws, rules and regulations in the jurisdictions where we do business.

TAKE CARE IN GOVERNMENT AND POLITICAL DEALINGS

We must take special care to use our corporate positions responsibly when dealing with government agencies and representatives. This is especially true in relation to the political process. It is important that we comply with all laws and regulations that apply when offering to provide entertainment, meals, gifts, gratuities and other items of value to any employee or representative of federal, provincial, state, or local governments or when accepting such items of value from any employee or representative of federal, provincial, state or local governments.

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While the Company expresses views on local and national issues that affect its operations, we cannot represent ourselves as Company spokespeople without proper authorization. Questions in this regard should be referred to the Global Chief of Compliance.

The Company respects and supports the right of every individual to participate in the political process. However, the Company will not provide reimbursement for any political contributions made by any individual. The Company's general policy is that it will not make any political contributions. No officer or employee may make or authorize any payment by or on behalf of the Company to any political party, organization, committee, candidate or public official or in connection with any political caucus, convention or election, except as permitted by law and approved by the divisional government relations chief and the Law Department. Under applicable laws, prohibited Company contributions and expenditures include the donation of Company funds, the use of Company facilities, including office space and equipment, as well as the donation of the services of Company employees to the campaign committee of a candidate.

The giving of gifts to, or the payment of expenses for, or on behalf of, public officials is governed by a complicated array of regulations, which vary from jurisdiction to jurisdiction. Before making any expenditures for, or on behalf of, public officials you must contact your divisional government relations chief for clearance unless the expenditure conforms to written guidance received from Government Relations or the Law Department.

You must not engage in any lobbying activities on behalf of the Company unless you first obtain specific authorization from your divisional government relations chief.

In addition, no officer or employee may make or authorize any payment or transfer of anything of value to any foreign public official except as may be permitted by applicable law and approved by the Law Department.

SHARE INFORMATION RESPONSIBLY WITH INDUSTRY GROUPS AND OTHERS

Memberships in business organizations can increase the effectiveness of individuals, the Company and our industry. The Company encourages membership in such organizations, especially those that strive to improve the industry.

It is a normal part of these memberships to share aggregated, statistical and policy information. However, we need to ensure that we do not exchange confidential corporate information that could jeopardize the Company's competitive position. We must also take care not to violate the confidentiality or privacy that customers, investors, employees, representatives, distributors, suppliers and others legitimately expect.

In addition, the Company is subject to antitrust and trade regulation laws in many jurisdictions. Generally, these laws prohibit discussions, agreements or understandings with any competitor that relate to pricing, customers, products, services, territory allocation or a boycott or refusal to deal with any third party. Company representatives whose duties bring them in contact with representatives of competing companies must be especially cautious. If sensitive information is raised by a competitor in the presence of a Company representative, every reasonable effort must be made to terminate the conversation and the Company representative should promptly report the incident to the Law Department. When participating in any exchange of information with competitors, including any statistical survey, advice from the Law Department should be sought.

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REFER MEDIA QUESTIONS TO COMMUNICATIONS DEPARTMENTS

The media play an important role in helping inform the public about Manulife Financial, its products and services. Communications departments within each division or geographic location are responsible for communicating official Company positions to the media. You must direct all media inquiries to these departments.

CHOOSE SUPPLIERS THROUGH FAIR COMPETITION

Manulife Financial is committed to fair competition in all its dealings with suppliers. It is important to communicate the Company's requirements clearly and uniformly to all potential suppliers. Choose suppliers on the basis of merit, competitiveness, price, reliability and reputation.

If a supplier asks you to endorse a product or service using the Company name or your position as a Company representative, direct the request to the Executive Vice President or Senior Vice President of your division or geographic location.

You must not suggest or imply to a supplier that the Company's patronage depends on the supplier becoming a customer or on the supplier continuing to make purchases from the Company.

FOR MORE GUIDANCE

See the following sections in this Code:

      -     Conflicts of Interest

      -     Handling Information

      -     Ethics and the Law

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V - CONFLICTS OF INTEREST

A "conflict of interest" occurs when your private interest interferes in any way with the interests of the Company. A conflict situation can arise when you take actions or have interests that make it difficult to perform Company work objectively and effectively. It is also a conflict if outside activities affect your judgment to act in the best interest of customers, investors and other stakeholders.

Conflicts of interest damage the trust between you, the public and the Company. Moreover, even the appearance of a conflict may be harmful to the Company. We must all be vigilant in this regard, and all interactions, relationships or situations that could reasonably give rise to the appearance of a conflict should be avoided.

To help prevent conflicts, you must complete the Code of Business Conduct and Ethics Certification and Conflict of Interest Disclosure Statement. You are responsible for updating the statement as your circumstances change. Directors and officers of MFC are required by law to disclose conflicts of interests in material agreements and transactions entered into by the Company. For further guidance, MFC directors and corporate officers should review the MFC Conflict of Interest Rules for Directors and Officers.

If a conflict of interest or a potential conflict arises, report it immediately. If you need advice, consult the procedures described in the section of this Code titled "Where to go for help". The following are some of the most common areas of potential conflict, but the most reliable guideline is your own common sense.

DEAL AT ARM'S LENGTH WITH SUPPLIERS

You must not be associated in any way with agreements between the Company and suppliers in which you or a member of your immediate family have an interest or which might result in your or your family member's personal gain.

BRIBERY AND KICKBACKS ARE PROHIBITED

Manulife Financial does not allow unfair business practices such as rebating, bribery or kickbacks. These practices are against Company policy in all places where we conduct business.

BE CAREFUL ABOUT GIFTS

Offers of gifts and entertainment are courtesies common among business partners. However, offering or accepting gifts, entertainment or other benefits can be mistaken for improper payments. For this reason, the guidelines below must be followed.

Officers and employees or their family members must not receive money or any item of value from any third party in connection with the officer's or employee's participation in any Company transaction. Officer compensation, other than Company wages, bonus, pension or benefits, may be regulated by law and requires approval by a Division Head.

Company officers may not have any interest in commissions or other compensation based on premiums or consideration payable to the Company on any policy or contract of insurance unless the policy or contract was written and effective prior to the officer's appointment.

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In addition to the rules noted below, directors, officers and employees must not receive from, or give any gift or form of entertainment to, anyone with whom the Company has or is likely to have any business dealings, if the gift or entertainment could reasonably be perceived as an attempt to influence the recipients' judgment in carrying out their duties to the Company or their employer. If the suitability of a gift or entertainment is questionable, employees should consult with their Division Head or the Law Department, while MFC directors should forward inquiries to the General Counsel.

Public Officials: Please note that gifts or entertainment provided to public officials are covered in the section titled "Take Care In Government and Political Dealings."

Insurance Customers or Prospects: Gifts or entertainment, including promotional items, are subject to insurance anti-rebating and inducement laws governing the sale of insurance and annuity products. Questions regarding the application of these laws should be directed to your divisional compliance officer.

Sales and Related Activities: Specialized rules and regulations apply to sales activities. In the U.S. NASD rules govern the receipt and giving of gifts involving registered representatives or broker-dealers. Questions regarding the applicability of these sales-related rules and regulations should be directed to your divisional compliance officer.

BE CAREFUL ABOUT PERSONAL BENEFITS

Conflicts of interest may arise if you receive, or a member of your family receives, a personal benefit as a result of your position in the Company. All such personal benefits, including loans and guarantees of obligations from the Company, must be disclosed on the Company's Code of Business Conduct and Ethics Certification and Conflict of Interest Disclosure Statement and approved by the Company. Personal loans to executive officers are prohibited unless specifically permitted by law.

Involvement in Investment Decisions Requiring Disclosure: Manulife Financial directors, officers and employees shall not recommend or participate in any Company investment decision involving an entity in which they or any of their family members have a financial interest, unless the existence of such interest has been properly disclosed to their superiors and to those involved in all stages of the approval process. Individual divisions and business units may determine a minimum threshold below which disclosure is not required, with the approval of the divisional compliance officer. MFC directors and corporate officers should also review MFC's Conflict of Interest Rules for Directors and Officers.

FOLLOW COMPANY POLICY ABOUT HIRING FAMILY

In some situations, hiring or managing family members can lead to conflicts of interest, unethical employment practices and the appearance of special treatment. Family members must not be in positions that put them under or give them direct or indirect supervisory authority of another family member. Family members include spouse (as defined for benefit purposes), children, grandchildren, siblings, parents, grandparents, aunts, uncles, nieces, nephews, and in-law relationships. This applies to all employment, including full-time and part-time regular status, contract and summer student hiring. All hiring within Manulife must be conducted by Divisional Staffing areas.

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INVEST IN AN ETHICAL MANNER

Directors, officers and employees must strictly follow all laws and regulations affecting investment. It is unethical and illegal for directors, officers and employees to buy or sell Manulife Financial securities with the benefit of material information that has not been publicly disclosed about the Company or its affiliates or to inform another person, except as permitted by law, of material information that has not been publicly disclosed. In addition, it is unethical and may be illegal to buy or sell securities of another company with the benefit of your knowledge of the Company's investment intentions or any material information that has not been publicly disclosed about that company.

Directors, officers and employees must also be cautious of potentially being in a conflict of interest where they wish to make an investment in a business entity which they know transacts business with Manulife or in which Manulife has made an investment.

For questions relating to the handling of inside information and/or the trading of Company securities or derivatives you should refer to MFC's Insider Trading and Reporting Policy.

WORKING FOR COMPETITORS MAY JEOPARDIZE THE COMPANY

Unless your superior or the Board of Directors has given prior written approval, no Manulife Financial director, officer or employee may work for any organization that competes with the Company or that has a business relationship with the Company. That includes serving as a director, officer, trustee, partner, employee, consultant or agent. In addition, no officer or employee may serve as a director of any enterprise with publicly traded securities without first obtaining written approval from the Law Department.

USE CAUTION REGARDING OUTSIDE POSITIONS

Outside work or financial involvement in external organizations can lead to conflicts of interest. Such involvement could interfere with your ability to give objective, full-time attention to your work with Manulife Financial or could damage the Company's image. You must not engage in any other employment or take any civic, government or political position that would hamper your performance or your judgment to act in the Company's best interest. You may sell merchandise on Company property only with the authorization of your manager or a Human Resources representative.

PROTECT CORPORATE OPPORTUNITIES

Directors, officers, employees, representatives and other associates are prohibited from (a) benefiting from opportunities that are discovered through the use of Company property, information or position; (b) using Company property, information or position for personal gain; and (c) competing with the Company. You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

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PROTECT THE COMPANY'S NAME AND ASSETS

The name Manulife Financial must be used only for authorized Company business and never for personal activities. Do not identify yourself with the Company while pursuing personal, political or not-for-profit activities, unless you obtain the Company's authorization first.

Each director, officer, employee, representative or other associate entrusted with access to or control over Company transactions and assets must ensure that each use, acquisition or disposition of an asset by a person on behalf of the Company is undertaken with the general or specific authorization of management and is accurately and fairly recorded in reasonable detail in the Company's books of account and record.

We all share a responsibility to protect Company assets. Company time, property and services, including assets such as stationery, computers and mail services, may not be used for personal activities, except as permitted by Company policies, unless you have your manager's specific approval. Personal activities include political and charitable causes. You may not remove or borrow Company property without permission. Report any misuse of Company assets to your manager or the Audit Services Department.

FOR MORE GUIDANCE

See the following related policies:

      -     Real Estate Division Code of Conduct and Compliance

      -     Code of Ethics for Personal Investing

      -     Staffing Policy

      -     MFC's Insider Trading and Reporting Policy

      - Subsidiary or divisional Codes of Ethics and insider trading policies

VI - HANDLING INFORMATION

Information is one of the Company's most vital assets. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or our customers and other stakeholders if disclosed. It is important that you understand how sensitive this information is and how significant it is for competitiveness and individual privacy.

PROTECT PERSONAL AND CONFIDENTIAL INFORMATION

In the course of regular business, we collect a substantial amount of information about our applicants, policyholders, claimants, borrowers, employees, representatives and investors. We must handle this information with the greatest care to merit their confidence and protect their privacy.

Personal information must be kept secure, in confidence and used only for the purposes for which it was collected. It may be disclosed to those who have a right to the information or when the law requires disclosure.

Confidential information about the Company itself must also be protected. Information about the Company is confidential if it is not generally available to the public. Examples are financial results before they are announced, business plans, business forecasts, strategic initiatives, proposed acquisitions or divestitures and current or proposed products. If you have access to confidential information as a result of your job, you must use every precaution to keep it confidential. It is important to use discretion when discussing Company business in public places such as restaurants and airplanes, or when using public or cellular phones, the Internet and fax machines. If you are required for legitimate business purposes to disclose confidential information to any person outside the Company, authorization must be obtained from your manager.

You have a duty to protect both personal and confidential information even after you leave your employment with the Company. In this regard, you must not take any Manulife files with you when you leave the Company.

FOLLOW DISCLOSURE REQUIREMENTS

Manulife is required to make disclosures on a timely and broadly disseminated basis and without being unduly optimistic on prospects for future company performance. The key principles of disclosure are:

      -     All materials must be broadly disseminated in a timely manner.

      - Disclosure must be full, fair, understandable and accurate and avoid any misrepresentation of the Company and its finances.

      - Disclosure must be accomplished consistently during both good times and bad.

      -     All legitimate requests for information should be treated equally.

Employees must refer all inquiries from the financial community, shareholders and media to an authorized spokesperson.

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

RESPECT COPYRIGHTED MATERIALS

Copyright laws protect many materials you use in the course of your work as an employee or representative of Manulife Financial. A few examples are computer software, books, audio and videotapes, trade journals and magazines. There may also be a copyright on presentation slides, training materials, management models and problem-solving frameworks produced by outside consultants. It is illegal to reproduce, distribute or alter copyrighted material without the permission of the copyright owner or authorized agent.

You must also comply with the copyrights on software installed on your office computer and on network computer storage areas you control. You may not copy, install or otherwise use software in a manner that violates the license agreement for that software.

KEEP FULL AND ACCURATE RECORDS

The Company needs full and accurate records to meet its legal and financial obligations and to manage its business properly. All Company books, financial reports, expense accounts, time sheets, administrative records and other similar documents must be completed accurately, honestly and in accordance with Company procedures. Making false, fictitious or inappropriate entries with respect to any transaction of the Company or the disposition of any of the Company's assets is prohibited, and no director, officer, employee, representative or other associate may engage in any transaction that requires or contemplates the making of false, fictitious or inappropriate entries. You are responsible for the accuracy and completeness of any reports or records you create or maintain. Undisclosed or unrecorded assets, liabilities, revenues or expenses are prohibited.

Furthermore, all directors, officers, employees, representatives and other associates must comply with the Company's records management policies. These policies describe how long documents and records (whether in print or electronic form) must be maintained in order to facilitate the Company's ongoing operations and to satisfy financial, legal and regulatory retention requirements. These policies also provide directions for the proper disposal of records that have been kept for the required periods. In accordance with these policies, in the event of litigation or governmental investigation, please consult the Law Department.

USE COMMUNICATIONS SYSTEMS FOR BUSINESS

Company communications systems are for Company business. This includes all computer, telecommunications and word processing equipment the Company owns or leases as well as all remote computing services used by the Company, including the Internet. Occasional, limited, appropriate personal use of Company communication systems is permitted when the use does not:

      -     interfere with the user's work performance;

      -     distract other individuals from their job responsibilities;

      -     unduly impact the operation of Company systems or processes; or

      -     violate any provisions of this Code or any other Company policy.

Manulife Financial prohibits employees from participating in Internet chat rooms, newsgroups or "blogs" (weblogs used to express personal opinions) that relate to the Company, its business or securities, using Company communication systems or otherwise.

All Manulife Financial electronic mail and voice mail systems (including data on these systems), Internet access and computers are the Company's property. Authorized employees may periodically check these systems to correct network problems and to ensure they are being properly used and secure. You cannot expect any personal privacy for communications that you send, receive or store on these systems.

FOR MORE GUIDANCE

See the following sections in this Code:

      -     Ethics in your Business Relationships

      -     Conflicts of Interest

      -     Ethics and the Law

See the following related policies:

      -     Disclosure Policy

      -     Electronic Communications Disclosure Guidelines

      -     the INFORMATION SECURITY MANAGEMENT PROGRAM DATABASE FOR:

            -     Information Security Program

            -     Internet Use Policy & the Internet Use Policy FAQ

            -     Information Classification & Handling Standards

      -     Privacy Code

      -     Records Management Policy

VII - ETHICS AND THE LAW

Manulife Financial is committed to operating within the laws and regulations of every jurisdiction in which it operates.

KNOW AND COMPLY WITH THE LAW

You should obtain an understanding of the laws that affect your work. Make sure your business conduct complies with those laws. Report violations quickly and manage them properly if they occur in an area you manage.

A formal compliance management program is in place at Manulife Financial. It is designed to promote consistent management and monitoring of compliance with laws and regulations in all Company operations. If you have a concern relating to compliance, consult the procedures described in the section of this Code titled "Where to go for help".

If you belong to a professional association, you are also expected to abide by that association's governing rules of professional responsibility and conduct.

MANAGE ASSETS PROPERLY

Customers expect that the money they entrust to the Company will be handled responsibly. If you have access to customer funds, you must make sure customer funds are handled in a trustworthy manner. Every division has procedures and standards to help protect and account for all funds under management and to prevent carelessness, fraud or dishonesty.

IDENTIFY AND REPORT FRAUD AND THEFT

As a provider of financial services, Manulife Financial is vulnerable to loss from dishonesty and fraud. Fraud can take many forms, such as mishandling of money, theft of cash or property, money laundering, terrorist financing, misrepresentation and falsification or forgery of documents.

Dishonesty, combining personal and business funds, and fraud are all illegal. It is management's responsibility to ensure there are proper internal controls to deter and detect fraud and other dishonest activities, but everyone in the Company must help. If you are aware of any suspicious activity, you have a duty to report it immediately to your manager and the Audit Services Department or divisional Special Investigation Unit, where applicable. Furthermore, you have a duty to cooperate with any investigations pertaining to Company matters.

REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOUR

You are encouraged to talk to appropriate personnel about suspected or potential illegal or unethical behaviour or when you are in doubt about the best course of action in a particular situation. Consult the procedures described in the section of this Code titled "Where to go for help" on reporting any suspected or potential illegal or unethical behaviour. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith. Directors, officers, employees, representatives and other associates are expected to cooperate in internal investigations of misconduct.

FOR MORE GUIDANCE

See the following sections in this Code:

      -     Ethics in your Business Relationships

      -     Conflicts of Interest

      -     Handling Information

See the following related policies:

      -     Anti-Fraud Policy

      -     Regulatory Compliance Management Policy

      -     Anti-Money Laundering Policy

VIII - A FINAL WORD

Manulife Financial's reputation is the result of more than 100 years of dedication, quality service and ethical dealings. Keeping our good reputation depends directly on the decisions you make every day.

This Code of Business Conduct and Ethics provides standards and sets high expectations for directors, officers, employees, representatives, suppliers and other associates. However, as emphasized in the Code, your own good judgment is most important in ensuring that Manulife Financial remains an ethical company.

OTHER POLICY DOCUMENTS

The Company has related policies to help you deal with ethical issues. The following policies are corporate in nature and are intended to apply worldwide, unless local laws and regulations mandate otherwise, or similar Company approved policies have been implemented:

      -     Anti-Fraud Policy

      -     Anti-Money Laundering Policy

      -     Regulatory Compliance Management Policy

      -     Disclosure Policy

      -     Diversity and Harassment Policies

      -     Electronic Communications Disclosure Guidelines

      -     the Information Security Management Program Database including:

                        (i)   Internet Use Policy & the Internet Use Policy FAQ

                        (ii)  Information Classification & Handling Standards

      -     MFC's Insider Trading and Reporting Policy

      -     Privacy Code

      - Protocol for Receipt and Treatment of Complaints Regarding Accounting or Auditing Matters

      -     Records Management Policy

      -     Staffing Policy

Also, please refer to your division for divisional or subsidiary policies such as:

      -     Accommodation Policy

      -     Agent Code of Conduct

      -     Alcohol Consumption Policy

      -     Code of Ethics for Personal Investing

      -     Occupational Health and Safety Policy

      -     Real Estate Division Code of Conduct and Compliance

      -     Travel and Entertainment Policy

      - Subsidiary or divisional Codes of Ethics and insider trading policies

In North America, you can access many of these policies on MFCentral. In addition, you may contact your Human Resources Department or your divisional compliance officer for copies of these policies.

                               MANULIFE FINANCIAL

               CODE OF BUSINESS CONDUCT AND ETHICS CERTIFICATION
                                       AND
                    CONFLICT OF INTEREST DISCLOSURE STATEMENT

I. I am currently involved in the following outside activities (please list activities or indicate `none'):

      1.    Charitable, civic, and trade association activities

      2.    Second jobs or other commercial activities

      3.    Outside Directorships

II. I certify that I have recently read and reviewed the Manulife Financial Code of Business Conduct and Ethics (the "Code"). I understand the Code and my responsibility to comply with it and the penalties for non-compliance.

      I further certify that (please check if true or disclose exception details below):

      -     I am in full compliance with the Code;

      - I have no actual or potential conflicts of interest; (for guidance on what is a "conflict of interest", please see section V - Conflicts of Interest)

      -     I have fully and accurately completed this Certification; and

      - I understand that I have a continuing obligation to update the information in this Certification and Conflict of Interest Disclosure Statement as my circumstances change.

EXCEPTIONS:

(please describe fully any exceptions to the above)

________________________________        ________________________________
Signature                               Date (mmm/dd/yyyy)
________________________________        ________________________________
Full Name                               Business Title
________________________________
Company

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